June 2012 Amendment No. 1 dated June 25, 2012 relating to Preliminary Terms No. 234 Registration Statement No. 333-178081 Dated June 22, 2012 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Dual Directional Trigger PLUS Based on the S&P GSCITM Brent Crude Index—Excess Return due July    , 2014
Trigger Performance Leveraged Upside SecuritiesSM

The Dual Directional Trigger PLUS, or “Trigger PLUS,” are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum leveraged upside payment.  If the underlying index has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return.  However, if the underlying index has depreciated by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  The Trigger PLUS are for investors who seek a commodity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum leveraged upside payment in exchange for the leverage and absolute return features that in each case apply to a limited range of performance of the underlying index.  Investors may lose their entire initial investment in the Trigger PLUS.  The Trigger PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

The Trigger PLUS differ from the PLUS described in the accompanying prospectus supplement for PLUS in that the Trigger PLUS offer the potential for a positive return at maturity if the underlying index depreciates by up to 20%.  The Trigger PLUS are not the Buffered PLUS described in the accompanying prospectus supplement for PLUS.  Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the underlying index depreciates by more than 20%.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	June , 2012
Original issue date:	July , 2012 (3 business days after the pricing date)
Maturity date:	July , 2014
Underlying index:	S&P GSCITM Brent Crude Index—Excess Return
Payment at maturity:
If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the stated principal amount plus the maximum leveraged upside payment.
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:
$1,000 + ($1,000 x absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.  In no event will this amount exceed the stated principal amount plus $200.
If the final index value is less than the trigger level:
$1,000 x index performance factor
This amount will be less than the stated principal amount of $1,000, and will represent a loss of at least 20%, and possibly all, of your investment

Leveraged upside payment:	$1,000 x index percent change x leverage factor
Leverage factor:	150%
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Index performance factor:	final index value / initial index value
Maximum leveraged upside payment:	$370 to $420 per Trigger PLUS (37% to 42% of the stated principal amount). The actual maximum leveraged upside payment will be determined on the pricing date.
Trigger level:	, which is 80% of the initial index value.
Initial index value:	, which is the official settlement price of the underlying index on the pricing date, subject to adjustment in the event of a market disruption event or a non-index business day.
Final index value:	The official settlement price of the underlying index on the valuation date
Valuation date:	June , 2014, subject to adjustment in the event of a market disruption event or a non-index business day
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	617482N75 / US617482N757
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Trigger PLUS	$1,000	$22.50	$977.50
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 22.50 for each Trigger PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 16.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Trigger PLUS, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.

Prospectus Supplement for PLUS dated November 21, 2011                   Prospectus dated November 21, 2011

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Investment Summary

Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger PLUS Based on the S&P GSCITM Brent Crude Index—Excess Return due July    , 2014 (the “Trigger PLUS”) can be used:

▪	To gain access to a single commodity and provide a measure of diversification of underlying asset class exposure, subject to the credit risk of the issuer

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the value of the underlying index

▪	To obtain an unleveraged positive return for a limited range of negative performance of the underlying index

▪	To potentially outperform the underlying index in a moderately bullish or moderately bearish scenario

Maturity:	Approximately 2 years
Leverage factor:	150%
Maximum leveraged upside payment:	$370 to $420 per Trigger PLUS (37% to 42% of the stated principal amount). The actual maximum leveraged upside payment will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Trigger level:	80% of the initial index value
Coupon:	None

All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Key Investment Rationale

The Trigger PLUS offer the potential for a positive return at maturity based on the absolute value of a limited range of the percentage change of the underlying index.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, which is subject to the maximum leveraged upside payment.  If the underlying index has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return.  However, if the underlying index has depreciated in value by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% of decline, without any buffer.  Investors may lose their entire initial investment in the Trigger PLUS.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Absolute Return Feature
The Trigger PLUS enable investors to obtain an unleveraged postive return if the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level of 80% of the initial index value.

Upside Scenario if the Underlying Index Appreciates
The final index value is greater than the initial index value and, at maturity, you receive a full return of principal as well as 150% of the increase in the price of the underlying index, subject to the maximum leveraged upside payment of $370 to $420 per Trigger PLUS (37% to 42% of the stated principal amount).  The actual maximum leveraged upside payment will be determined on the pricing date.  For example, if the final index value is 10% greater than the initial index value, the Trigger PLUS will provide a total return of 15% at maturity.

Absolute Return Scenario
The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, which is 80% of the initial index value.  In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.  For example, if the final index value is 10% less than the initial index value, the Trigger PLUS will provide a total positive return of 10% at maturity.  The maximum return you may receive in this scenario is a positive 20% return at maturity.

June 2012	Page 2

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Downside Scenario
The final index value is less than the trigger level.  In this case, the Trigger PLUS redeem for at least 20% less than the stated principal amount and this decrease will be by an amount proportionate to the decline in the price of the underlying index as of the valuation date.  This amount will be less than $800 per Trigger PLUS.  For example, if the final index value is 35% less than the initial index value, the Trigger PLUS will be redeemed at maturity for a loss of 35% of principal at $650, or 65% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS.

June 2012	Page 3

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

How Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	150%
Trigger level:	80%
Hypothetical maximum leveraged upside payment:	$395 (39.5% of the stated principal amount)
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

See the next page for a description of how the Trigger PLUS work.

June 2012	Page 4

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

How it works

▪
Upside Scenario if the Underlying Index Appreciates.  If the final index value is greater than the initial index value, the investor would receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum leveraged upside payment.  Under the hypothetical terms of the Trigger PLUS, an investor will realize the hypothetical maximum leveraged upside payment of $395 per Trigger PLUS (39.5% of the stated principal amount) at a final index value of approximately 126.33% of the initial index value.  The actual maximum leveraged upside payment will be determined on the pricing date.

▪	If the underlying index appreciates 10%, the investor would receive a 15% return, or $1,150 per Trigger PLUS.

▪	If the underlying index appreciates 50%, the investor would only receive a 39.5% return, or $1,395 per Trigger PLUS, due to the maximum leveraged upside payment.

▪
Absolute Return Scenario.  If the final index value is less than or equal to the initial index value and is greater than or equal to the trigger level of 80% of the initial index value, the investor would receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.

▪	If the underlying index depreciates 10%, the investor would receive a 10% return, or $1,100 per Trigger PLUS.

▪	The maximum return you may receive in this scenario is a positive 20% return at maturity.

▪
Downside Scenario.  If the final index value is less than the trigger level, the investor would receive an amount less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.  This amount will be less than $800 per Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS.

▪	If the underlying index depreciates 40%, the investor would lose 40% of the investor’s principal and receive only $600 per Trigger PLUS at maturity, or 60% of the stated principal amount.

June 2012	Page 5

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final index value is less than the trigger level (which is 80% of the initial index value), the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 20% less than the $1,000 stated principal amount of each Trigger PLUS and this decrease will be by an amount proportionate to the full amount of the decline in the price of the underlying index as of the valuation date, without any buffer.  There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

▪
The appreciation potential of the Trigger PLUS is limited.  If the underlying index appreciates, the appreciation potential of the Trigger PLUS is limited to the maximum leveraged upside payment of $370 to $420 per Trigger PLUS (37% to 42% of the stated principal amount).  The actual maximum leveraged upside payment will be determined on the pricing date.  Although the leverage factor provides 150% exposure to any increase in the final index value over the initial index value, because the leveraged upside payment will be limited to 37% to 42% of the stated principal amount for the Trigger PLUS, any increase in the final index value over the initial index value by more than approximately 24.67% to 28% of the initial index value will not increase the return on the Trigger PLUS.  However, the positive return potential of the Trigger PLUS in the event that the final index value declines is limited to a maximum of 20%.  Any decline in the price of the underlying index of greater than 20% will result in a loss, rather than a positive return, on the Trigger PLUS.

▪
Several factors have had and may in the future have an effect on the value of the underlying index.  Investments, such as the Trigger PLUS, linked to the prices of commodities, are considered speculative, and prices of commodities and related contracts have in the recent past and may continue to fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the settlement price of the underlying index and the value of your Trigger PLUS in varying and potentially inconsistent ways.

▪
An investment in the Trigger PLUS will expose you to concentrated risk to Brent crude oil.  The index is composed entirely of Brent crude oil futures contracts included in the S&P GSCITM–Excess Return.  An investment in the Trigger PLUS may therefore bear risks similar to a securities investment concentrated in a single underlying sector.   The price of Brent crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of

June 2012	Page 6

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

▪
The market price of the Trigger PLUS will be influenced by many unpredictable factors.  Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including the value and volatility of the underlying index, the price and volatility of the commodity contracts that underlie the index, trends of supply and demand for the commodities underlying the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events, interest and yield rates in the market, time remaining to maturity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, you may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
The underlying index may in the future include contracts that are not traded on regulated futures exchanges.  The underlying index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  At present, the underlying index continues to be composed exclusively of regulated futures contracts.  As described below, however, the underlying index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪
Higher future prices of the index commodities relative to their current prices may adversely affect the value of the underlying index and the value of the Trigger PLUS.  The S&P GSCITM–ER, on which the underlying index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, Brent crude oil and certain other commodities included in the S&P GSCITM–ER have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the Brent crude oil markets generally results in negative “roll yields,” which would adversely affect the value of the index and, accordingly, the value of the Trigger PLUS.

▪
Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Trigger PLUS.  The commodity markets are subject to temporary distortions or other disruptions due

June 2012	Page 7

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying index and, therefore, the value of the Trigger PLUS.

▪
Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.  The underlying index publisher, may add, delete or substitute the commodity contracts constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  Any of these actions could adversely affect the value of the Trigger PLUS.  Where the underlying index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The amount payable on the Trigger PLUS is not linked to the underlying index at any time other than the valuation date.  The final index value will be based on the value of the underlying index on the valuation date, subject to adjustment in the event of a market disruption event or a non-index business day.  Even if the underlying index appreciates prior to the valuation date but then drops on the valuation date to below the trigger level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the underlying index prior to such drop.  Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index value, the payment at maturity will be based solely on the value of the underlying index on the valuation date.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The underlying index has returns based on the change in price of futures contracts included in the underlying index, not the change in the spot price of the actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
Investing in the Trigger PLUS is not equivalent to investing in a commodity or the underlying index. Investing in the Trigger PLUS is not equivalent to investing directly in a commodity or the underlying index, or in futures contracts or forward contracts on any commodity or in the contracts that underlie the underlying index.  By purchasing the Trigger PLUS, you do not purchase any entitlement to any commodity or to futures contracts or forward contracts on any commodity or contracts that underlie the underlying index.  Also, by purchasing the Trigger PLUS, you are taking credit risk of Morgan Stanley and not to any counter-party to futures contracts and forward contracts on the underlying commodity or to contracts that underlie the underlying index.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Trigger PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Trigger PLUS and the cost of hedging our obligations under the Trigger PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices

June 2012	Page 8

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Trigger PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Trigger PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Trigger PLUS.  MS & Co. may, but is not obligated to, make a market in the Trigger PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS.  Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial index value, the final index value and whether the final index value has decreased to below the trigger level, and will calculate the amount of cash you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the value of the underlying index in the event of a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the Trigger PLUS (and possibly to other instruments linked to the underlying index), including trading in the underlying index or forward contracts or futures contracts on the underlying index.  Some of our subsidiaries also trade in financial instruments related to the underlying index or the prices of the commodities or contracts that underlie the underlying index on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the price at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Additional Information About the Trigger PLUS—Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because the Trigger PLUS provides for the return of principal except where the final index value has declined below the trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these

June 2012	Page 9

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

June 2012	Page 10

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Underlying Index Overview

The S&P GSCITM Brent Crude Index—Excess Return.  The S&P GSCI™ Brent Crude Index—Excess Return is composed entirely of crude oil futures contracts included in the S&P GSCITM–Excess Return.  Crude oil prices are primarily affected by the global demand for and supply of crude oil, but are also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for crude oil are affected by governmental programs and policies regarding energy, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect crude oil prices such as weather, natural disasters, technological developments, wars and political and civil upheavals.  Demand for Brent crude oil has generally increased with worldwide growth and prosperity.

Underlying Index information as of June 20, 2012:

Underlying Index information as of June 20, 2012
	Bloomberg Ticker Symbol*	Current Value	52 Weeks Ago	52 Week High	52 Week Low
S&P GSCITM Brent Crude Index—Excess Return	SPGCBRP	688.6565	785.1943	919.8809 (on 3/16/2012)	688.6565 (on 6/20/2012)

*The Bloomberg ticker symbol is being provided for reference purposes only.  The value of the underlying index on any index business day will be determined based on the price published by ICE.

The following graph sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the underlying index for each quarter in the period from January 1, 2007 to June 20, 2012.  The related table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices of the underlying index for each quarter in the same period.  The value of the underlying index on June 20, 2012 was 688.6565.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying index should not be taken as an indication of its future performance.  Furthermore, in light of current market conditions, the trends reflected in the historical performance of the underlying index may be less likely to indicate the performance of the Trigger PLUS over its life than would otherwise have been the case.  The actual performance of the underlying index over the life of the Trigger PLUS and the amount payable at maturity may bear little relation to the historical levels shown below.

June 2012	Page 11

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Underlying Index Historical Performance – Daily Closing Values January 1, 2007 to June 20, 2012

June 2012	Page 12

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

S&P GSCITM Brent Crude Index—Excess Return	High	Low	Period End
2007
First Quarter	739.5484	583.2453	739.5484
Second Quarter	772.1448	700.5182	765.9957
Third Quarter	845.7232	728.5804	836.0778
Fourth Quarter	1,013.6750	809.3849	999.9536
2008
First Quarter	1,140.8240	923.2914	1,077.4320
Second Quarter	1,513.2930	1,075.1720	1,509.9640
Third Quarter	1,574.4010	945.2966	1,039.1281
Fourth Quarter	1,009.7990	369.7040	460.7850
2009
First Quarter	502.7862	353.5982	426.8229
Second Quarter	588.6757	418.7187	561.5999
Third Quarter	603.5893	487.0408	543.6245
Fourth Quarter	620.0170	529.9171	593.2141
2010
First Quarter	622.1772	524.3621	614.4398
Second Quarter	659.2701	509.4711	540.2888
Third Quarter	590.9226	514.8820	581.9815
Fourth Quarter	661.7601	572.1927	661.7601
2011
First Quarter	816.7149	651.3447	816.7149
Second Quarter	878.7229	742.5361	792.5979
Third Quarter	835.8761	717.2650	717.2650
Fourth Quarter	820.8674	696.6458	777.2001
2012
First Quarter	919.8809	777.2001	896.3845
Second Quarter (through June 20, 2012)	916.1361	688.6565	688.6565

June 2012	Page 13

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the second business day following that valuation date as postponed.

Minimum ticketing size	$1,000 / 1 Trigger PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange;

▪
upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

June 2012	Page 14

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Trigger PLUS by taking positions in swaps or futures contracts on the underlying index or on the commodity contracts that underlie the underlying index.  Such purchase activity on or prior to the pricing date could increase the value of the underlying index, and, therefore, the value at which the underlying index must close on the valuation date so that you do not suffer a loss on your initial investment in the Trigger PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS by purchasing and selling futures contracts on the underlying index or positions in any other available instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar

June 2012	Page 15

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is

June 2012	Page 16

Dual Directional Trigger PLUS Based on the Price of S&P GSCITM Brent Crude Index—Excess Return due July      , 2014
Trigger Performance Leveraged Upside SecuritiesSM

commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

June 2012	Page 17